Exhibit 10.12

Board Compensation for Directors*

Type of Compensation	Amount
Board Cash Retainer	$10,000, payable quarterly on the last day of each fiscal quarter, commencing January 1, 2017+
Equity Grant

$100,000 (issued March 31 of each year based on the Partnership’s Common Unit closing price on the NYSE American on such date (or the next trading day if such date is not a trading day)); fully vested upon issuance; any person appointed to the Board shall be issued equity on a pro rata basis from the date of appointment through the following March 31 (with the number of Common Units based on the closing price on the NYSE American on the date of appointment (or the next trading day if such date is not a trading day))

Board Meeting Fees	$1,500 for each meeting attended
Committee Meeting Fees	$1,000 for each substantive meeting of the Audit Committee attended
$3,500 for each substantive meeting of the Conflicts Committee attended
Committee Chair Retainer	$3,500 for Audit Committee Chair, payable quarterly on the last day of each fiscal quarter+ $2,500 for Conflicts Committee Chair, payable quarterly on the last day of each fiscal quarter+
Other Benefits

Independent Directors are eligible to participate in the basic health benefits package available to SOG employees. Additionally, the Independent Directors are eligible for life and accidental death and dismemberment insurance.

*Includes all persons serving as directors, excepting those appointed by the Class B Preferred Holders, Officers and those with ownership interests in SP Holdings, LLC.

+For any person who ceases to serve during the fiscal quarter prior to such payment date, such person shall receive a pro rata amount for the portion of the fiscal quarter so served.